UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 City West Blvd., Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01	Other Events

On September 12 and 13, 2008, Omega Protein Corporation’s Cameron, Louisiana and Abbeville, Louisiana fish processing facilities were both damaged by Hurricane Ike. No injuries to personnel located at either facility were reported as a result of the hurricane. Based on preliminary reports, the Company believes that it will be able to re-open its Abbeville facility within the next several weeks. The Cameron and Abbeville facilities accounted for approximately 12% and 25%, respectively, of the Company’s total production tonnage for the corresponding remaining period in the 2007 fishing season (September 13, 2007 through October 31, 2007)

The Company’s other Gulf Coast plant in Moss Point, Mississippi did not suffer any property damages from the hurricane. The Company’s Virginia operations and Houston, Texas corporate headquarters were unaffected.

Based on preliminary reports, none of the Company’s fishing vessels were damaged by the hurricane and the Company’s Moss Point plant vessels are fishing today. The Company also expects that it will be able to redeploy some of its Cameron and Abbeville fishing vessels to Moss Point.

The Company expects that it will incur a variety of costs, including repair, clean-up and debris removal costs, associated with the hurricane. The Company believes that a portion of the costs and expenses it will incur in connection with this event will be covered by property and business interruption insurance, but the nature and extent of insurance coverage is still being evaluated.

The Company estimates that the event will likely require recognition of an involuntary conversion of assets in the third quarter 2008 reporting period. The Company currently is unable to estimate the amount of this involuntary conversation.

Special Note Regarding Forward-Looking Statements.

Information included in this Form 8-K includes forward-looking statements. The words “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “will,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from the results discussed in the forward-looking statements as a result of important risk factors including, but not limited to, actual or reported damage or destruction of property, inventory, equipment or the environment and suspension of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: September 15, 2008	/s/ John D. Held
John D. Held
Executive Vice President and General Counsel